Exhibit 99.1

Balchem Corporation Reports Fourth Quarter Net Earnings of $15.9 Million with Record Fourth Quarter Adjusted EBITDA of $37.7 Million

New Hampton, NY, February 28, 2017 – Balchem Corporation (NASDAQ: BCPC) today reported for the fourth quarter 2016 net earnings of $15.9 million, compared to net earnings of $15.7 million for the fourth quarter 2015. Adjusted EBITDA(a) was $37.7 million, compared to adjusted EBITDA of $33.7 million for the prior year quarter. For the full year ended December 31, 2016, net earnings were $56.0 million with record adjusted EBITDA of $149.3 million, compared to net earnings and adjusted EBITDA of $59.7 million and $140.5 million, respectively, in the prior year.

Fourth Quarter 2016 Financial Highlights:

•	Net sales for the quarter increased 6.1% over the prior year to $140.8 million, with sales growth in three of our four segments, aided by the addition of Albion.
•	Net earnings for the quarter were $15.9 million, an increase of $0.2 million, or 1.7%, from the prior year, resulting in earnings per share of $0.50.
•
Record quarterly adjusted net earnings(a) of $21.4 million increased $0.4 million from the prior year quarter, while fourth quarter adjusted earnings per share(a) of $0.67 increased $0.01 from the prior year quarter, despite an unfavorable comparative year over year tax rate.

•	Record fourth quarter adjusted EBITDA(a) of $37.7 million increased $4.0 million or 11.8% from the prior year, with adjusted EBITDA margin(a) improving 140 basis points to 26.8%.
•
Fourth quarter cash flows from operations were $27.8 million compared to $25.0 million in the fourth quarter 2015. Free cash flow(a) for the fourth quarter 2016 was $23.6 million compared to $11.8 million for the fourth quarter 2015, an increase of $11.8 million.

•	Net principal payments made, including accelerated payments, of $17.8 million on long-term debt and the revolving loan.

Full Year 2016 Financial Highlights:

•	Record full year sales of $553.2 million.
•	Net earnings of $56.0 million, resulting in earnings per share of $1.75, along with record adjusted net earnings(a) of $80.4 million and record adjusted earnings per share(a) of $2.52.
•	Record adjusted EBITDA of $149.3 million increased $8.8 million or 6.3% from the prior year, with adjusted EBITDA margin(a) increasing year over year by 160 basis points to 27.0%.
•
Record full year 2016 cash flows from operations were $107.6 million compared to $103.8 million in 2015. Record full year free cash flow(a) of $84.6 million, an increase of $22.1 million or 35.3% over the prior year.

Recent Highlights:

•
Paid a $12.1 million dividend on common stock of $0.38 per share, which was nearly a 12% per share increase over the prior year cash dividend. This dividend represented the eighth consecutive increase in the annual dividend.

Ted Harris, Chairman, CEO, and President of Balchem said, “We are very proud to report these fourth quarter results as well as another full year of sales and adjusted earnings growth.

52 Sunrise Park Road  •  New Hampton, New York 10958  •  Tel. 845.326.5600  •  Fax 845.326.5742  •  www.balchem.com

Balchem Corporation (NASDAQ:BCPC)	2
While we faced certain headwinds in 2016 we are pleased with the strategic progress we have made as a company, highlighted by the acquisition of Albion International, Inc. which strengthened our health and nutrition portfolio, the earnings growth we delivered in three of our four business segments, and the record free cash flow we generated.”

Results for Period Ended December 31, 2016 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended December 31,

	2016	2015
	Unaudited
Net sales	$140,760	$132,729
Gross margin	46,932	39,926
Operating expenses	22,341	17,704
Earnings from operations	24,591	22,222
Other expense	1,792	1,599
Earnings before income tax expense	22,799	20,623
Income tax expense	6,875	4,964
Net earnings	$15,924	$15,659

Diluted net earnings per common share	$0.50	$0.49

Adjusted EBITDA	$37,684	$33,722
Adjusted net earnings	$21,382	$21,013
Adjusted net earnings per common share	$0.67	$0.66
Shares used in the calculations of diluted and adjusted net earnings per common share	32,074	31,804

For the Year Ended December 31,

	2016	2015
	Unaudited
Net sales	$553,204	$552,492
Gross margin	180,861	168,097
Operating expenses	90,023	74,141
Earnings from operations	90,838	93,956
Other expense	7,904	6,893
Earnings before income tax expense	82,934	87,063
Income tax expense	26,962	27,341
Net earnings	$55,972	$59,722

Diluted net earnings per common share	$1.75	$1.89

Adjusted EBITDA	$149,263	$140,470
Adjusted net earnings	$80,363	$79,513
Adjusted net earnings per common share	$2.52	$2.51
Shares used in the calculation of diluted and adjusted net earnings per common share	31,923	31,636

Balchem Corporation (NASDAQ:BCPC)	3
(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

(b)Beginning in fiscal year 2016, the Company has renamed its SensoryEffects segment Human Nutrition & Health, as this segment now includes encapsulates, choline, mineral amino acid chelates, specialized mineral salts, mineral complexes, and customized food and beverage solutions (the aforementioned three mineral product lines are contributions from the Albion International, Inc. acquisition). The Company believes that this segment name change provides more clarity as to the segment’s core businesses and strategies.

(c)Beginning in fiscal year 2016, the Specialty Products segment now also includes chelated minerals for the micronutrient agricultural market (this plant nutrition product line is a contribution from the Albion International, Inc. acquisition).

Segment Financial Results for the Fourth Quarter of 2016:

The Human Nutrition & Health(b) (HNH) segment generated record quarterly sales of $75.9 million, an increase of $5.5 million or 7.9% compared to the prior year quarter. Net sales increased due to the acquisition of the Albion business along with volume increases in certain market sectors, partially offset by an unfavorable mix and continued softness in Powder Systems. Sequentially from the third quarter 2016, without the impact of Albion, volumes in HNH increased 1.4%, driven primarily by a sequential improvement in Powder Systems, Inclusions, and Choline Nutrients. Fourth quarter earnings from operations for this segment were $10.3 million, versus $9.9 million in the prior year comparable quarter, an increase of $0.4 million or 4.0%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $6.1 million, adjusted earnings from operations for this segment were $16.4 million compared to $15.5 million in the prior year quarter, an increase of $0.8 million or 5.4%. Earnings from operations for the quarter were driven by the inclusion of Albion and volume growth in certain market sectors, partially offset by the previously noted softness in the Powder Systems business.

The Animal Nutrition & Health (ANH) segment sales of $42.5 million increased $1.1 million, or 2.6%, on a 4.8% increase in volumes compared to the prior year quarter. Sequentially from the third quarter 2016, sales increased $1.6 million, or 3.9%, on a 5.0% increase in volumes. The increased sales were primarily due to increased volumes related to both ruminant species and monogastric species products. This was partially offset by lower average selling prices for monogastric species products related to certain lower raw material costs, mix and increased competition. Earnings from operations for the ANH segment increased 29.0% to $8.1 million as compared to $6.2 million in the prior year comparable quarter, an impact of the aforementioned higher sales volumes, favorable mix and cost decreases of key raw materials.

The Specialty Products(c) segment generated quarterly sales of $16.2 million, a $3.2 million or 24.3% increase from the comparable prior year quarter, primarily due to the Albion plant nutrition contribution. Quarterly earnings from operations for this segment were $5.3 million, versus $6.2 million in the prior year comparable quarter, a decrease of $0.8 million or 13.8%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.8 million, adjusted earnings from operations for this segment were $6.1 million compared to $6.3 million in the prior year quarter, a decrease of $0.2 million or 3.2%. Earnings from operations for the quarter were impacted primarily by an unfavorable mix and certain higher

Balchem Corporation (NASDAQ:BCPC)	4
raw material costs. Earnings from operations for the Specialty Products segment increased on a sequential basis from the third quarter 2016 by $0.1 million.

The Industrial Products segment sales declined $1.7 million or 22.1% from the prior year comparable quarter, primarily due to significantly reduced volumes sold of choline and choline derivatives for oil and natural gas fracking in North America. Earnings from operations for the Industrial Products segment were $0.9 million, an increase of $0.7 million compared with the prior year comparable quarter, and were primarily a reflection of stronger gross margins due to a more favorable customer mix and improved cost structure. Earnings from operations for the Industrial Products segment increased on a sequential basis from the third quarter 2016 by $0.4 million.

Consolidated gross margin for the quarter ended December 31, 2016 increased 17.5% to $46.9 million, as compared to $39.9 million for the prior year comparable period. Gross margin as a percentage of sales increased to 33.3% as compared to 30.1% in the prior year comparative period. Adjusted gross margin(a) for the quarter ended December 31, 2016 increased 18.6% to $47.6 million, as compared to $40.1 million for the prior year comparable period. For the fourth quarter 2016, adjusted gross margin as a percentage of sales was 33.8% compared to 30.2% in the prior year comparative period. The improvement was primarily due to a favorable product mix and lower raw material costs. Operating (Selling, Research & Development, General & Administrative) expenses of $22.3 million for the fourth quarter were higher than the prior year comparable quarter principally due to the inclusion of Albion operating expenses and amortization expense related to the aforementioned acquisition. Excluding non-cash operating expense associated with amortization of intangible assets of $6.9 million, operating expenses were $15.4 million, or 11.0% of sales.

Interest expense was $1.7 million in the fourth quarter of 2016, all of which related to the debt financing of the SensoryEffects and Albion acquisitions. Our effective tax rates for the three months ended December 31, 2016 and 2015 were 30.2% and 24.1%, respectively. The increase in the effective tax rate is related to discreet events and the timing of certain tax credits.

The Company continues to build on its solid financial structure. Fourth quarter free cash flow was $23.6 million for the quarter ended December 31, 2016, and diligent working capital controls continue to contribute strongly to the business performance. The $87.4 million of net working capital on December 31, 2016 included a cash balance of $38.6 million, which reflects scheduled and accelerated net principal payments on long-term debt and the revolving loan of $17.8 million and capital expenditures of $4.2 million in the fourth quarter of 2016. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “Our strong fourth quarter and full year results once again highlight the strength and resilience of our business model in what has proved to be a challenging business environment.”

Mr. Harris went on to add, “As we focus now on 2017, we will continue to drive strategic growth initiatives, particularly in Human Nutrition & Health and Animal Nutrition & Health, through both organic investments in new manufacturing capabilities and new product development, as well as by pursuing strategic acquisitions.”

Balchem Corporation (NASDAQ:BCPC)	5
Quarterly Conference Call
A quarterly conference call will be held on Tuesday, February 28, 2017, at 11:00 AM Eastern Time (ET) to review Fourth Quarter 2016 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Tuesday, March 14, 2017. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13655593.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health (formerly SensoryEffects); Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2015. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Suzanne Hart, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)	6
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Human Nutrition & Health	$75,853	$70,323	$297,134	$278,288
Animal Nutrition & Health	42,540	41,468	161,119	165,763
Specialty Products	16,207	13,034	70,126	54,236
Industrial Products	6,160	7,904	24,825	54,205
Total	$140,760	$132,729	$553,204	$552,492

Business Segment Earnings Before Income Taxes:
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Human Nutrition & Health	$10,300	$9,905	$38,156	$38,302
Animal Nutrition & Health	8,063	6,248	28,686	27,851
Specialty Products	5,321	6,170	22,862	23,995
Industrial Products	930	223	1,949	5,594
Transaction costs, integration costs and legal settlement	(23)	(324)	(815)	(324)
Unallocated equity compensation	-	-	-	(1,462)
Interest and other expense	(1,792)	(1,599)	(7,904)	(6,893)
Total	$22,799	$20,623	$82,934	$87,063

Selected Balance Sheet Items	December 31,	December 31,
	2016	2015
Cash and Cash Equivalents	$38,643	$84,795
Accounts Receivable, net	83,252	60,485
Inventories	57,245	46,085
Other Current Assets	9,302	6,927
Total Current Assets	188,442	198,292

Property, Plant & Equipment, net	165,754	158,515
Goodwill	439,811	383,906
Intangible Assets With Finite Lives, net	147,484	134,911
Other Assets	7,135	4,062
Total Assets	$948,626	$879,686

Current Liabilities	$66,008	$46,120
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	226,490	260,963
Revolving Loan – Long-Term	19,000	-
Deferred Income Taxes	74,199	67,215
Long-Term Obligations	6,896	6,683
Total Liabilities	427,593	415,981

Stockholders' Equity	521,033	463,705

Total Liabilities and Stockholders' Equity	$948,626	$879,686

Balchem Corporation (NASDAQ:BCPC)	7
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2016	2015

Cash flows from operating activities:
Net Earnings	$55,972	$59,722
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	46,202	39,964
Stock compensation expense	7,024	6,829
Other adjustments	(6,319)	(2,584)
Changes in assets and liabilities	4,733	(105)
Net cash provided by operating activities	107,612	103,826

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	(110,601)	-
Capital expenditures and intangible assets acquired	(23,993)	(42,277)
Insurance proceeds	1,000	-
Net cash used in investing activities	(133,594)	(42,277)

Cash flows from financing activities
Proceeds from long-term and revolving debt	72,500	-
Principal payments on long-term and revolving debt	(89,384)	(35,000)
Proceeds from stock options exercised	7,192	12,605
Excess tax benefits from stock compensation	2,546	7,009
Dividends paid	(10,720)	(9,251)
Other	(1,588)	(1,205)
Net cash used in financing activities	(19,454)	(25,842)

Effect of exchange rate changes on cash	(716)	(1,199)

(Decrease) increase in cash and cash equivalents	(46,152)	34,508

Cash and cash equivalents, beginning of period	84,795	50,287
Cash and cash equivalents, end of period	$38,643	$84,795

Balchem Corporation (NASDAQ:BCPC)	8
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, and certain unallocated equity compensation. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and legal settlements, and the fair valuation of acquired inventory.  Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)	9
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Reconciliation of adjusted gross margin

GAAP gross margin	$46,932	$39,926	$180,861	$168,097
Inventory valuation adjustment (1)	-	-	5,363	-
Amortization of intangible assets (2)	639	185	2,409	742
Adjusted gross margin	$47,571	$40,111	$188,633	$168,839

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	24,591	22,222	90,838	93,956
Inventory valuation adjustment (1)	-	-	5,363	-
Amortization of intangible assets (2)	7,546	6,615	29,773	26,463
Transaction costs, integration costs and legal settlement (3)	23	324	815	324
Unallocated equity compensation (4)	-	-	-	1,462
Adjusted earnings from operations	32,160	29,161	126,789	122,205

Reconciliation of adjusted net earnings

GAAP net earnings	15,924	15,659	55,972	59,722
Inventory valuation adjustment (1)	-	-	5,363	-
Amortization of intangible assets (2)	7,673	6,760	30,299	27,066
Transaction costs, integration costs and legal settlement (3)	23	324	815	324
Unallocated equity compensation (4)	-	-	-	1,462
Income tax adjustment (5)	(2,238)	(1,730)	(12,086)	(9,061)
Adjusted net earnings	$21,382	$21,013	$80,363	$79,513

Adjusted net earnings per common share – diluted	$0.67	$0.66	$2.52	$2.51

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed

Balchem Corporation (NASDAQ:BCPC)	10
technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Unallocated equity compensation: Unallocated equity compensation is one-time equity compensation expense related to the retirement from the Company of the former CEO and current Chairman of the Board of Directors, Dino A. Rossi.  As this is a one-time expense, our non-GAAP adjustments exclude this expense to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

5 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months and year ended December 31, 2016 and 2015.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income - as reported	$15,924	$15,659	$55,972	$59,722
Add back:
Provision for income taxes	6,875	4,964	26,962	27,341
Other expense	1,792	1,599	7,904	6,893
Depreciation and amortization	11,691	10,003	45,676	39,361
EBITDA	36,282	32,225	136,514	133,317
Add back certain items:
Non-cash compensation expense related to equity awards	1,379	1,173	6,571	6,829
Transaction costs, integration costs and legal settlement	23	324	815	324
Inventory fair value	-	-	5,363	-
Adjusted EBITDA	$37,684	$33,722	$149,263	$140,470

Balchem Corporation (NASDAQ:BCPC)	11
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three months and year ended December 31, 2016 and 2015.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$27,795	$24,976	$107,612	$103,826
Capital expenditures	(4,233)	(13,183)	(23,034)	(41,300)
Free cash flow	$23,562	$11,793	$84,578	$62,526